Exhibit 99.1

       Dietrich Metal Framing Announces UltraSTEEL(TM) Framing;
    Worthington Industries Company Launches Innovative Technology

    COLUMBUS, Ohio--(BUSINESS WIRE)--Sept. 22, 2005--Dietrich Metal Framing, a Worthington Industries company (NYSE:WOR), today announced that it is introducing to the North American market, Dietrich UltraSTEEL(TM) metal framing products using patented technology of Hadley Industries PLC. A licensing agreement grants Dietrich Metal Framing the exclusive rights to manufacture and sell metal framing using the UltraSTEEL(TM) technology in North America.
    "We believe this to be one of the most innovative technology offerings in the metal framing industry," said Ed Ponko, President of Dietrich Metal Framing. "Dietrich UltraSTEEL(TM) Framing provides benefits throughout the construction chain."
    "Hadley Industries is extremely excited to be working with Dietrich Metal Framing," stated Phillip Hadley, Managing Director. "Combining the talents of Hadley's technical staff with Dietrich's technical and marketing abilities should make UltraSTEEL(TM) the most successful metal framing product in North America."
    UltraSTEEL(TM) is an internationally patented method of altering the characteristics of the base strip steel providing higher strength material. Additional benefits include superior fire performance and enhanced acoustical performance. All of these benefits have been verified by independent sources and the product has received certification by Underwriters Laboratories.
    In focus groups, building owners and architects were impressed with the significant acoustical and fire benefits of UltraSTEEL(TM). Contractors readily recognized that the product would improve the speed and quality of the building process by allowing for faster and better fastening of both the framing products and wallboard.
    Dietrich UltraSTEEL(TM) framing products are already available in Florida and will systematically be rolled out across North America as other Dietrich manufacturing facilities convert to the UltraSTEEL(TM) process.
    Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, metal ceiling grid systems, pressure cylinders, automotive past model service stampings and laser welded blanks. The company employs more than 7,500 people and operates 65 facilities in 10 countries.
    Headquartered in Smethwick, West Midlands, England, Hadley Industries is one of Europe's leading manufacturers of cold-rolled sections and allied products. The integration of advanced research and development with an in-house tool manufacturer and the construction of its own rolling machines has earned the Hadley Group its reputation as a major force in cold-roll formed technology.

    Safe Harbor Statement

    The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company, which are not historical information, constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

    CONTACT: Worthington Industries, Columbus
             Corporate Communications:
             Cathy Mayne Lyttle, 614-438-3077
             cmlyttle@WorthingtonIndustries.com
             or
             Investor Relations:
             Allison McFerren Sanders, 614-840-3133
             asanders@WorthingtonIndustries.com